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Freeport-McMoRan Copper & Gold Inc.
Reports Third-Quarter and Nine-Month 2008 Results

HIGHLIGHTS

▪
Net income applicable to common stock for third-quarter 2008 totaled $523 million, $1.31 per share, compared with $775 million, $1.87 per share, for third-quarter 2007.  Net income applicable to common stock for the first nine months of 2008 totaled $2.6 billion, $6.20 per share, compared with $2.4 billion, $6.58 per share, for the first nine months of 2007.

▪
Consolidated sales from mines for third-quarter 2008 totaled 1.0 billion pounds of copper, 307 thousand ounces of gold and 19 million pounds of molybdenum, compared with 949 million pounds of copper, 269 thousand ounces of gold and 16 million pounds of molybdenum for third-quarter 2007.

▪
Consolidated sales from mines are expected to approximate 4.0 billion pounds of copper, 1.2 million ounces of gold and 74 million pounds of molybdenum for the year 2008, including 1.17 billion pounds of copper, 395 thousand ounces of gold and 15 million pounds of molybdenum for fourth-quarter 2008.

▪
Operating cash flows totaled $1.5 billion for third-quarter 2008 and $3.2 billion for the first nine months of 2008.  The year-to-date operating cash flows are net of $1.5 billion in working capital uses.  Assuming average prices of $2.15 per pound for copper, $800 per ounce for gold and $27 per pound for molybdenum for the fourth quarter of 2008, operating cash flows in 2008 would be in excess of $3.5 billion.  Each $0.20 per pound change in copper prices in the fourth quarter would impact 2008 operating cash flows by approximately $250 million.

▪
Capital expenditures totaled $766 million for third-quarter 2008 and $1.9 billion for the first nine months of 2008.  Projected 2008 capital expenditures approximate $2.7 billion, including investments in development projects in the Americas and Indonesia, the Tenke Fungurume greenfield project in Africa and the project to restart the Climax molybdenum mine in Colorado.  Future capital spending plans are being reviewed in response to the impact of recent changes in global economic conditions on commodity prices.

▪	Total debt approximated $7.2 billion and consolidated cash was $1.2 billion at September 30, 2008.

▪
During the third quarter of 2008, FCX purchased 6.3 million shares of its common stock for $500 million (average of $79.15 per share).  Approximately 23.7 million shares remain available under the Board authorized open market share purchase program.

PHOENIX, AZ, October 21, 2008 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2008 net income applicable to common stock of $523 million, $1.31 per share, compared with $775 million, $1.87 per share, for the third quarter of 2007.  For the nine months ended September 30, 2008, FCX reported net income of $2.6 billion, $6.20 per share, compared with $2.4 billion, $6.58 per share, in the 2007 period.  The results for the 2007 nine-month period include the operations of Phelps Dodge beginning March 20, 2007.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our third-quarter results reflect strong operating performance during a period of weakening commodity prices and economic uncertainty.  We are financially strong and well positioned to continue our long range strategy of adding to our mineral reserves and increasing our production capacity.  We will be responsive to current market conditions by reducing costs and capital spending and curtailing high-cost operations if required.  We are positive about the underlying fundamentals of the copper market and the long-term prospects for our business.”

SUMMARY FINANCIAL AND OPERATING DATA

	Third Quarter				Nine Months
	2008		2007		2008		2007[a]
Financial Data (in millions, except per share amounts)
Revenues	$4,616	[b,c]	$5,066	[b,d]	$15,729	[b,c]	$12,755	[b,d]
Operating income	$1,133	[c,e,f]	$1,877	[d,f]	$5,582	[c,e,f]	$5,403	[d,f]
Income from continuing operations
applicable to common stock[g]	$523	[c,e,f]	$763	[d,f,h]	$2,592	[c,e,f,h]	$2,311	[d,f,h]
Net income applicable to common stock[g]	$523	[c,e,f]	$775	[d,f,h]	$2,592	[c,e,f,h]	$2,355	[d,f,h]
Diluted net income per share of common stock[i]:
Continuing operations	$1.31	[c,e,f]	$1.85	[d,f,h]	$6.20	[c,e,f,h]	$6.46	[d,f,h]
Discontinued operations	-		0.02		-		0.12
Diluted net income per share of common stock	$1.31	[c,e,f]	$1.87	[d,f,h]	$6.20	[c,e,f,h]	$6.58	[d,f,h]
Diluted average common shares outstanding[i,j]	447		447		449		380
Operating cash flows	$1,545	[k]	$2,177	[k]	$3,169	[k]	$4,927	[k]
Capital expenditures	$766		$466		$1,929		$1,138

Operating Data – Sales from Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	1,016		949		2,869		2,479
Average realized price per pound	$3.14		$3.53	[d]	$3.43		$3.43	[d]

Gold (thousands of recoverable ounces)
FCX’s consolidated share	307		269		852		2,137
Average realized price per ounce	$869		$695		$897		$669

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	19		16		59		33
Average realized price per pound	$32.11		$27.89		$31.78		$26.22

a.	Includes Phelps Dodge results beginning March 20, 2007.

b.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 5).

c.
Includes charges totaling $66 million ($40 million to net income or $0.09 per share) in third-quarter 2008 and $35 million ($21 million to net income or $0.05 per share) for the first nine months of 2008 for unrealized losses on copper derivative contracts entered into with FCX’s U.S. copper rod customers, which will allow FCX to receive market prices in the month of shipment while the customer pays the fixed price they requested.

d.
Includes charges for noncash mark-to-market accounting adjustments on the 2007 copper price protection program totaling $44 million ($26 million to net income or $0.06 per share) and a reduction in average realized copper prices of $0.04 per pound in third-quarter 2007 and $212 million ($129 million to net income or $0.34 per share) and a reduction in average realized copper prices of $0.08 per pound in the first nine months of 2007.  FCX paid $598 million upon settlement of these contracts in January 2008.  FCX does not currently intend to enter into similar hedging programs in the future.

e.
Includes charges for lower of cost or market inventory adjustments totaling $16 million ($11 million to net income or $0.02 per share) for third-quarter 2008 and $22 million ($14 million to net income or $0.03 per share) for the first nine months of 2008 (see discussion on page 5).  Also, includes estimated costs totaling approximately $25 million ($8 million to net income or $0.02 per share) for the first nine months of 2008 for local infrastructure projects in South America.

f.
Includes the impact of purchase accounting fair value adjustments associated with the acquisition of Phelps Dodge totaling $293 million, $263 million to operating income and $30 million to non-operating income and expenses, ($183 million to net income or $0.41 per share) for third-quarter 2008; $449 million, $445 million to operating income and $4 million to non-operating income and expenses, ($279 million to net income or $0.62 per share) for third-quarter 2007; $849 million, $781 million to operating income and $68 million to non-operating income and expenses, ($530 million to net income or $1.18 per share) for the first nine months of 2008 and $1.0 billion, $1.0 billion to operating income and $4 million to non-operating income and expenses, ($642 million to net income or $1.69 per share) for the first nine months of 2007.  For additional information regarding the impacts of these adjustments to production and delivery costs and depreciation, depletion and amortization refer to the supplemental schedule, “Business Segments,” on pages XXV and XXVI, which is available on FCX’s web site, “www.fcx.com.”

g.	After preferred dividends.

h.
Includes net losses on early extinguishment of debt totaling $36 million ($31 million to net income or $0.07 per share) for third-quarter 2007, $6 million ($5 million to net income or $0.01 per share) for the first nine months of 2008 and $171 million ($141 million to net income or $0.37 per share) for the first nine months of 2007.  Also includes gains totaling $13 million ($8 million to net income or $0.02 per share) for the first nine months of 2008 on the sale of other assets and gains totaling $47 million ($29 million to net income or $0.06 per share) for third-quarter 2007 and $85 million ($52 million to net income or $0.14 per share) for the first nine months of 2007 on sales of marketable equity securities.

i.	Reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007, and 5½% Convertible Perpetual Preferred Stock. See Note h on page IV.

j.
On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge.  On March 28, 2007, FCX sold 47.15 million common shares.  Common shares outstanding on September 30, 2008, totaled 378 million.  Assuming conversion of the instruments discussed in Note i above and including dilutive stock options and restricted stock units, total common shares outstanding would approximate 444 million at September 30, 2008.

k.
Includes working capital sources (uses) of $574 million in third-quarter 2008, $717 million in third-quarter 2007, $(1.5) billion in the first nine months of 2008 and $628 million in the first nine months of 2007.

RECENT EVENTS

Economic conditions have weakened dramatically in recent weeks and there is significant uncertainty about the near-term price outlook for FCX’s principal products.  LME copper prices declined from $3.98 per pound at June 30, 2008, to $2.91 per pound at September 30, 2008, and further to $2.21 per pound at October 20, 2008.

While FCX views the long-term outlook for its business positively, supported by limitations on supplies of copper and by the requirements for copper in the world’s economy, FCX is responding to the sudden downturn and uncertain near-term outlook.  Operating plans are being revised to target reductions in costs, defer or eliminate capital projects, defer exploration expenditures and potentially curtail production at high-cost operations.

OPERATIONS

Consolidated copper sales of 1,016 million pounds in the third quarter of 2008 were slightly higher than the revised estimates projected as of September 9, 2008, when FCX announced that second-half 2008 results would be impacted by a small scale failure at the Grasberg open pit in Indonesia.  Remediation activities at Grasberg have been substantially completed and FCX regained access in October 2008 to the high-grade material previously restricted.  Third-quarter 2008 consolidated copper sales were seven percent higher than the year-ago period primarily because of higher ore grades at Grasberg.

Consolidated gold sales of 307 thousand ounces in third-quarter 2008 were higher than revised estimates of 250 thousand ounces projected as of September 9, 2008.  Consolidated gold sales in the third quarter of 2008 were higher than the year-ago period because of mining in a higher ore grade section of Grasberg.  Consolidated molybdenum sales of 19 million pounds in the third quarter of 2008 approximated previous estimates of 18 million pounds.

For the year 2008, FCX projects sales to approximate 4.0 billion pounds of copper, 1.2 million ounces of gold and 74 million pounds of molybdenum, including 1.17 billion pounds of copper, 395 thousand ounces of gold and 15 million pounds of molybdenum in fourth-quarter 2008.

Consolidated unit net cash costs were $1.29 per pound in the third quarter of 2008.  Cash costs increased significantly during the last twelve months, principally for energy and sulfuric acid.  Commodity-based input costs are expected to be lower than third-quarter 2008 levels as a result of the recent sharp declines in prices of energy, steel and sulfuric acid.  Assuming average prices of $2.15 per pound for copper, $800 per ounce for gold and $27 per pound for molybdenum for the fourth quarter of 2008, and using recent prices for commodity-based input costs, unit net cash costs would average approximately $1.07 per pound for fourth-quarter 2008 and approximately $1.17 per pound for the year, compared with FCX’s July 22, 2008, estimate of $1.10 per pound.  Projected unit net cash costs for 2008 are higher than the July 2008 estimate primarily because of the impact of lower volumes at Grasberg.

	Third Quarter			Nine Months
	2008	2007		2008	2007[a]
Consolidated Operating Data
Copper (millions of recoverable pounds)
Production	1,024	911		2,845	2,958
Sales[b]	1,016	949		2,869	2,984
Average realized price per pound	$3.14	$3.53	[c]	$3.43	$3.32	[c]
Site production and delivery unit costs[d]	$1.66	$1.31		$1.58	$1.12	[e]
Unit net cash costs[d]	$1.29	$1.05		$1.21	$0.65	[e]
Gold (thousands of recoverable ounces)
Production	300	216		825	2,143
Sales[b]	307	269		852	2,159
Average realized price per ounce	$869	$695		$897	$667
Molybdenum (millions of recoverable pounds)
Production	21	18		57	53
Sales[b]	19	16		59	50
Average realized price per pound	$32.11	$27.89		$31.78	$25.12

a.	Amounts reflect the combination of FCX’s historical results with Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

b.	Excludes sales of purchased metal.

c.
Includes reduction of $0.04 per pound for third-quarter 2007 and $0.07 per pound for the first nine months of 2007 for mark-to-market accounting adjustments on the 2007 copper price protection program.

d.
Reflects per pound weighted average production and delivery costs and unit net cash costs, net of by-product credits, for all mines.  For reconciliations of actual and pro forma per pound costs by operating division to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

e.
 For comparative purposes, amounts have been presented on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also includes certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007.

For the first nine months of 2008, approximately 50 percent of FCX’s mined copper was sold in concentrate, 30 percent as rod (principally from North America operations) and 20 percent as cathodes.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate sales contracts and some of its cathode sales contracts are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period (generally one to four months from the shipment date) primarily based on quoted LME prices.  The sales subject to final pricing are generally settled in a subsequent month or quarter.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

LME copper prices averaged $3.49 per pound during the third quarter of 2008, compared with FCX’s recorded average price of $3.14 per pound.  The applicable forward copper price at the end of the quarter was $2.89 per pound.  Approximately half of FCX’s consolidated copper sales during the third quarter were provisionally priced at the time of shipment and are subject to final pricing later in 2008 or early 2009.

At September 30, 2008, FCX had copper sales of 467 million pounds of copper (net of minority interests) priced at an average of $2.89 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the September 30, 2008, price would have an approximate $15 million effect on FCX’s 2008 net income.  The LME closing settlement price for copper on October 20, 2008, was $2.21 per pound.  Assuming that the October 17, 2008, quarter-to-date average pricing of $2.48 per pound and average forward prices of $2.18 per pound were applied to the September 30 provisionally priced sales, the weighted-average price for these sales would be approximately $2.23 per pound and would result in a reduction to fourth-quarter 2008 revenues of approximately $400 million and a reduction to fourth-quarter 2008 net income of approximately $200 million.  FCX estimates that each $0.05 change in the copper forward price from the October 17, 2008, price would impact fourth-quarter net income by $13 million.

At June 30, 2008, 369 million pounds of copper (net of minority interests) were provisionally priced at $3.88 per pound.  Adjustments to these prior period copper sales decreased consolidated revenues by $282 million ($127 million to net income or $0.28 per share), compared with a decrease of $54 million ($27 million to net income or $0.06 per share) in third-quarter 2007.  Additionally, adjustments to prior year copper sales in the first nine months of 2008 resulted in an increase in consolidated revenues of $268 million ($114 million to net income or $0.25 per share), compared with a decrease of $42 million ($18 million to net income or $0.05 per share) in the first nine months of 2007.

As part of FCX’s accounting for its March 2007 acquisition of Phelps Dodge, inventories and mill and leach stockpiles were recorded at fair values based on market prices and the outlook at the time for future prices.  Accounting rules require that inventories be recorded at the lower of cost or market values.  FCX recorded charges to operating income for lower of cost or market inventory adjustments as a result of the decline in copper prices and increases in input costs totaling $16 million ($11 million to net income or $0.02 per share) in third-quarter 2008 and $22 million ($14 million to net income or $0.03 per share) in the first nine months of 2008.  Copper prices have declined sharply since September 30, 2008, which may require additional charges to reduce inventory carrying values in future periods.  FCX will also be undertaking a review during fourth-quarter 2008 to assess asset carrying values and goodwill associated with the acquisition of Phelps Dodge.  Charges to net income may be required depending on commodity price levels prevailing at year-end.

North America Copper Mines.  FCX operates seven open-pit copper mines in North America (Morenci, Bagdad, Sierrita, Safford and Miami in Arizona and Chino and Tyrone in New Mexico).  By-product molybdenum is primarily produced at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.  The North America copper mining operations have long-lived reserves with significant additional development potential.

Consolidated	Third Quarter			Nine Months
North America Copper Mining Operations	2008	2007		2008	2007[a]

Copper (millions of recoverable pounds)
Production	374	357		1,051	993
Sales[b]	361	376		1,047	1,016
Average realized price per pound	$3.42	$3.37	[c]	$3.56	$3.00	[c]

Molybdenum (millions of recoverable pounds)[d]
Production	7	8		22	23

a.	Amounts reflect the combination of FCX’s historical results with Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

b.	Excludes sales of purchased metal.

c.
Amount was $3.48 per pound for third-quarter 2007 and $3.23 per pound for the first nine months of 2007 before charges for mark-to-market accounting adjustments on the 2007 copper price protection program.

d.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum segment discussion that begins on page 9.

Consolidated copper sales in North America totaled 361 million pounds in the third quarter of 2008, slightly lower than third-quarter 2007 sales because of the timing of shipments, partly offset by the commencement of production at the recently commissioned Safford mine.

For the year 2008, FCX expects sales from North America copper mines to approximate 1.4 billion pounds of copper, compared with 1.3 billion pounds of copper for year 2007, which includes combined FCX historical results and Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

Unit Net Cash Costs.  The following table summarizes unit net cash costs at the North America copper mines.

	Third Quarter		Nine Months
	2008	2007	2008	2007[a]
Per pound of copper:
Site production and delivery, after adjustments	$2.07	$1.41	$1.86	$1.39
By-product credits, primarily molybdenum	(0.65)	(0.66)	(0.71)	(0.65)
Treatment charges	0.09	0.09	0.09	0.09
Unit net cash costs[b]	$1.51	$0.84	$1.24	$0.83

a.
For comparative purposes, amounts have been presented on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also include certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007.

b.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

North America unit net cash costs were higher in the 2008 periods as compared with the 2007 periods primarily because of increases in energy, maintenance, labor, sulfuric acid and other input costs,

and increases in mining rates and lower grades at Morenci, combined with higher unit costs at Safford as the mine ramps up to full production rates.

Assuming an average copper price of $2.15 per pound and an average molybdenum price of $27 per pound for the fourth quarter of 2008, achievement of current 2008 sales estimates and using recent prices for commodity-based input costs, FCX estimates that its average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.39 per pound of copper for fourth-quarter 2008 and $1.28 per pound for the year.  Unit net cash costs for 2008 would change by approximately $0.01 per pound for each $2 per pound change in the average price of molybdenum for the fourth quarter of 2008.

FCX’s seven operating North America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors.  During third-quarter 2008, North America’s unit net cash costs ranged from a net credit of $0.73 per pound at one mine to $2.12 per pound at another operation.  Approximately ten percent of North America’s production had cash costs above $2.00 per pound in third-quarter 2008 and approximately 45 percent had cash costs between $1.90 per pound and $2.00 per pound.  FCX is undertaking a review of its operations, taking into account reduced copper prices and recent declines in commodity-based input costs, to determine whether certain operations should be curtailed.

South America Mines.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper and molybdenum concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.

Consolidated	Third Quarter		Nine Months
South America Mining Operations	2008	2007	2008	2007[a]

Copper (millions of recoverable pounds)
Production	394	377	1,116	1,022
Sales	391	376	1,122	1,020
Average realized price per pound	$3.02	$3.63	$3.38	$3.48

Gold (thousands of recoverable ounces)
Production	32	31	83	83
Sales	30	31	83	84
Average realized price per ounce	$856	$704	$891	$644

a.	Amounts reflect the combination of FCX’s historical results with Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

South America copper sales in the third quarter of 2008 were higher than in third-quarter 2007 primarily because of the timing of shipments at El Abra, and also reflected higher production from Candelaria and Ojos del Salado primarily resulting from improved milling rates.

For the year 2008, FCX expects South America sales of 1.5 billion pounds of copper and 110 thousand ounces of gold, compared with 1.4 billion pounds of copper and 114 thousand ounces of gold for the year 2007, which includes combined FCX historical results and Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.  In addition, FCX expects to produce three million pounds of molybdenum at Cerro Verde for the year 2008, compared with one million pounds for the year 2007, which includes combined FCX historical results and Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

    Unit Net Cash Costs.  The following table summarizes unit net cash costs at the South America copper mines.

	Third Quarter		Nine Months
	2008	2007	2008	2007[a]
Per pound of copper:
Site production and delivery, after adjustments	$1.22	$0.98	$1.15	$0.89
By-product credits, primarily gold and molybdenum	(0.15)	(0.08)	(0.13)	(0.08)
Treatment charges	0.09	0.24	0.16	0.21
Unit net cash costs[b]	$1.16	$1.14	$1.18	$1.02

a.
For comparative purposes, amounts have been presented on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also include certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007.

b.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual or pro forma sales reported in FCX’s consolidated financial statements or pro forma consolidated financial results, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

South America unit net cash costs were higher in the 2008 periods compared with the 2007 periods primarily because of higher energy costs, higher contractor costs and higher mining rates at Candelaria.  These increases were partly offset by increased production and favorable by-product credits.

Assuming achievement of current 2008 sales estimates and using recent prices for commodity-based input costs, FCX estimates that its average unit net cash costs, including gold and molybdenum credits, for its South America mines would approximate $1.07 per pound of copper for fourth-quarter 2008 and approximately $1.15 per pound for the year.

During third-quarter 2008, unit net cash costs for FCX’s South America copper mines ranged from $0.88 per pound to $1.83 per pound.  Approximately 25 percent of South America’s production had cash costs above $1.80 per pound in third-quarter 2008.  As a result of changing market conditions, FCX is reviewing its South America operations to determine if any changes to capital spending and operating plans are warranted.

Indonesia Mining.  Through its 90.64 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.

Consolidated	Third Quarter		Nine Months
Indonesia Mining Operations	2008	2007	2008	2007

Copper (millions of recoverable pounds)
Production	256	177	678	943
Sales	264	197	700	948
Average realized price per pound	$2.94	$3.63	$3.33	$3.48

Gold (thousands of recoverable ounces)
Production	264	182	731	2,051
Sales	271	234	757	2,061
Average realized price per ounce	$870	$695	$897	$668

Indonesia copper and gold sales in the third quarter of 2008 were higher than in the third quarter of 2007 as a result of the expected mining in a higher ore grade section of the Grasberg open pit.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.

    Third-quarter 2008 results were impacted by restricted access to high-grade material following the small scale failure at the Grasberg open pit in early September 2008.  Remediation activities have been substantially completed and PT-FI regained access to the affected high-grade section in October 2008.  Fourth-quarter 2008 sales are expected to approximate 400 million pounds of copper and 370 thousand ounces of gold.

FCX expects Indonesia sales of 1.1 billion pounds of copper and 1.1 million ounces of gold for the year 2008, compared with 1.1 billion pounds of copper and 2.2 million ounces of gold for the year 2007.  Indonesia’s production and sales volumes for copper and gold are expected to be higher in 2009 as PT-FI mines higher grade ore.

Unit Net Cash Costs.  The following table summarizes PT-FI’s unit net cash costs.

	Third Quarter		Nine Months
	2008	2007	2008	2007
Per pound of copper:
Site production and delivery, after adjustments	$1.76	$1.76	$1.84	$1.10
Gold and silver credits	(0.93)	(0.90)	(1.04)	(1.50)
Treatment charges	0.24	0.34	0.28	0.35
Royalties	0.12	0.10	0.12	0.12
Unit net cash costs[a]	$1.19	$1.30	$1.20	$0.07

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $1.19 per pound for third-quarter 2008, compared with $1.30 per pound for third-quarter 2007.  The lower unit net cash costs in 2008 reflected higher copper and gold volumes and higher gold prices, partly offset by higher input costs during third-quarter 2008.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

Assuming average copper prices of $2.15 per pound and average gold prices of $800 per ounce for the fourth quarter of 2008, achievement of current 2008 sales estimates and using recent prices for commodity-based input costs, PT-FI estimates that its 2008 unit net cash costs, including gold and silver credits, would approximate $0.76 per pound for the fourth quarter and average $1.04 per pound for the year.  Unit net cash costs for 2008 would change by approximately $0.01 per pound for each $25 per ounce change in the average price of gold for the fourth quarter of 2008.

FCX expects PT-FI’s 2009 unit net cash cost to be significantly lower than 2008 levels because of higher gold volumes and reduced commodity-based input costs.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at the Henderson underground mine in Colorado in addition to sales of by-product molybdenum from FCX’s North and South America copper mines.  FCX is engaged in a project to restart the Climax open-pit molybdenum mine in Colorado.  These mining operations are wholly owned.

Consolidated	Third Quarter		Nine Months
Molybdenum Mining Operations	2008	2007	2008	2007[a]

Molybdenum (millions of recoverable pounds)
Production[b]	13	10	33	30
Sales[c]	19	16	59	50
Average realized price per pound	$32.11	$27.89	$31.78	$25.12

a.	Amounts reflect the combination of FCX’s historical results with Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

b.	Amounts reflect production at Henderson.

c.	Includes sales of molybdenum produced as a by-product at the North America and South America copper mines. Excludes sales of purchased metal.

In the third quarter of 2008, consolidated molybdenum sales from the Henderson mine and by-product mines totaled 19 million pounds, three million pounds higher than third-quarter 2007.

Approximately 85 percent of FCX’s expected 2008 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale.  For 2009, 90 percent of sales are expected to be priced at approximate prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum on October 20, 2008, was $27.50 per pound.

For the year 2008, FCX expects molybdenum sales from its mines to approximate 74 million pounds, compared with 69 million pounds of molybdenum for year 2007, which includes combined FCX historical results and Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007.

Unit Net Cash Costs.  Third-quarter 2008 unit net cash costs of $4.90 per pound of molybdenum at the Henderson molybdenum mine were higher, compared with unit net cash costs of $4.34 per pound for third-quarter 2007, primarily because of higher input costs, including outside services, supplies and energy.  Assuming achievement of current 2008 sales estimates, FCX estimates 2008 average unit net cash costs for its Henderson mine of approximately $5.00 per pound of molybdenum.

OTHER ITEMS

FCX defers recognizing profits on PT-FI’s and its South America mines’ sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting affiliate, until final sales to third parties occur.  Changes in these net deferrals resulted in additions to FCX’s net income totaling $33 million, $0.07 per share, in both the third quarter of 2008 and the first nine months of 2008.  For the 2007 periods, changes in these net deferrals resulted in an addition to FCX’s net income totaling $91 million, $0.20 per share, in the third quarter and a reduction to net income of $11 million, $0.03 per share, in the first nine months.  At September 30, 2008, FCX’s net deferred profits on PT-FI’s and its South America mines’ concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interests totaled $59 million.

DEVELOPMENT and EXPLORATION ACTIVITIES

Development Activities.  FCX is engaged in capital projects to expand its production volumes, extend its mine lives and develop large-scale underground ore bodies.  Recently completed and current major projects under way include a major new mining complex at Safford, Arizona; a project to restart open-pit mining at the Climax molybdenum mine; the development of the large-scale, high-grade underground ore bodies in the Grasberg district and development of the highly prospective Tenke Fungurume project in the Democratic Republic of Congo (DRC).

In addition to these projects, FCX has also been reviewing its properties to evaluate potential expansion opportunities associated with existing ore bodies.  In response to the significant change in economic conditions and the recent sharp decline in copper prices, FCX is deferring several expansion projects, including the incremental expansion projects at Sierrita and Bagdad and the planned restart of the Miami mine.  FCX had previously estimated capital costs of $370 million for these projects and production of 180 million pounds of copper and six million pounds of molybdenum per year beginning in 2010.

North America.  Construction of a major new copper mine in Safford, Arizona, is complete and copper production is being ramped up.  Copper production at Safford totaled 22 million pounds in first-quarter 2008, 24 million pounds in second-quarter 2008 and 43 million pounds in third-quarter 2008.  Design capacity of the ore stacking circuit was reached during third-quarter 2008 and progress is being made on leach recovery optimization.  The Safford copper mine produces ore from two open-pit mines and includes a solution extraction/electrowinning facility.  FCX will continue to pursue additional exploration and development potential in this district, including the Lone Star project, a potentially large mineral resource currently being evaluated with a drilling program.

FCX is advancing its plan to restart the Climax molybdenum mine near Leadville, Colorado.  Climax is believed to be the largest, highest grade and lowest cost undeveloped molybdenum ore body in the world.  Engineering and construction are progressing well.  The initial $500 million project involves open-pit mining and the construction of new milling facilities.  After start-up and commissioning during 2010, production is expected to approximate 30 million pounds of molybdenum per year.  The project is designed to enable the consideration of further large-scale expansion of the Climax mine.  Further expansions will depend in large part on market conditions.

South America.  FCX is advancing the development of a large sulfide deposit at El Abra that will extend the mine life by over ten years.  Copper production from the sulfides has been targeted to begin in 2010 and would be expected to average approximately 325 million pounds of copper per year beginning in 2012, replacing depleting oxide production.  Certain of the existing facilities at El Abra will be used to process the additional sulfide reserves.  In March 2008, FCX received approval of its environmental impact study associated with this project.  Total initial capital for the project is estimated to approximate $450 million.  FCX is currently assessing the potential to defer spending on this project as a result of current market conditions.

Indonesia.  PT-FI has several projects in progress throughout the Grasberg district, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  The expansion of the currently producing Deep Ore Zone (DOZ) mine to 50,000 metric tons of ore per day is complete with third-quarter rates averaging 60,800 metric tons per day.  A further expansion of the DOZ mine to 80,000 metric tons per day is under way with completion targeted by 2010.  Other projects include the development of the high-grade Big Gossan mine, currently designed to ramp up to full production of 7,000 metric tons per day in 2011, and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the DOZ mine.  FCX will seek opportunities to defer capital spending in the Grasberg district where possible.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the DRC.  FCX is the operator of the project.  The initial project at Tenke Fungurume is based on mining and processing ore reserves approximating 100 million metric tons with average ore grades of 2.3 percent copper and 0.3 percent cobalt.  FCX is currently engaged in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of this highly prospective district and expects its ore reserves to increase significantly over time.

Approximately $1.0 billion in aggregate project costs have been incurred to date.  Construction activities are being advanced with current activities focused on concrete placement, steel tank erection, structural steel and infrastructure development including shops, warehouses and extensive social and regional infrastructure programs.  All long lead-time equipment has been ordered and initial production is targeted during the second half of 2009.  Annual production in the initial years of the project is expected to approximate 250 million pounds of copper and 18 million pounds of cobalt.  FCX expects the results of drilling activities will enable significant future expansion of initial production rates.  The timing of these expansions will be dependent on a number of factors, including general economic and market conditions.

FCX is responsible for funding 70 percent of the project development costs and is also responsible for financing its partner’s share of certain project overruns.  A capital cost review prepared in April 2008 indicates estimated capital costs of approximately $1.75 billion (approximately $1.9 billion including loans to a third-party government agency for power development).  These estimates include substantial amounts for infrastructure to support a larger scale operation than the initial phase of the project, including the provision of expanded electrical power-generating capacity and improved power reliability for the region.  This regional power infrastructure investment is estimated to approximate $175 million, the majority of which is expected to be funded through a loan to the DRC State power authority.

      FCX is continuing to develop plans to enhance the economic returns of the project, including potential expansions of this high potential resource.  The capital cost estimates and timing of start-up will continue to be reviewed and updated as the project development progresses.

Exploration Activities.  FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where we currently operate.

Drilling activities have been significantly expanded over the last twelve months.  These efforts involve drilling adjacent to existing ore bodies.  The number of drill rigs has been expanded from 26 in March 2007 to approximately 100 currently.  Exploration expenses in 2008 are expected to approximate $275 million.  In response to current market conditions, FCX may reduce exploration expenses in future periods by deferring certain activities.

Results to date have been positive, providing opportunities for significant potential reserve additions at Morenci, Bagdad and Sierrita in North America; Cerro Verde in South America and in the high potential Tenke district.  Drilling continues at the Lone Star deposit in the Safford district.  FCX expects 2008 reserve additions to significantly exceed 2008 estimated production.

In addition, FCX continues to pursue exploration in Indonesia.  FCX’s 2008 exploration efforts in Indonesia include testing extensions of the Deep Grasberg and Kucing Liar mine complex, evaluating the resource below the depleted Ertsberg pit for potential resumption of open pit mining and evaluating targets in the area between the Ertsberg East and Grasberg mineral systems from the new Common Infrastructure tunnels.

CASH and DEBT

At September 30, 2008, FCX had consolidated cash of $1.2 billion and net cash available to the parent company of $0.8 billion as shown below (in billions):

September 30,
2008
Cash at parent company	$0.4 [a]
Cash from international operations	0.8
Total consolidated cash	1.2
Less minority interests’ share	(0.2)
Cash, net of minority interests’ share	1.0
Withholding and other taxes if distributed	(0.2)[b]
Net cash available to parent company	$0.8

a.	Includes cash at FCX’s North America mining operations.

b.	Cash at FCX’s international operations is subject to foreign withholding taxes of up to 22 percent upon repatriation into the U.S.

At September 30, 2008, FCX had $7.2 billion in debt.  The following table summarizes FCX’s debt transactions since December 31, 2007 (in billions):

Total debt at December 31, 2007	$7.2
Net borrowings under revolving credit facilities	0.3
Other borrowings, net	0.2
Net repayments under revolving credit facilities	(0.3)
Other repayments, net	(0.2)
Total debt at September 30, 2008	$7.2

At September 30, 2008, FCX had $63 million of letters of credit issued, resulting in total availability of $1.4 billion under its revolving credit facilities that mature in 2012.

FCX has no significant debt maturities in the near-term as indicated in the table below (in millions).

Year
2008	$4
2009	46
2010	10
Total 2008 -2010	$60

OUTLOOK

FCX’s actual consolidated sales volumes for the first nine months of 2008 and projected consolidated sales volumes for the year 2008 are shown below:

	2008
	First
	Nine Months		Full-Year
Consolidated Sales from Mines	Actual		Estimate
Copper (recoverable pounds):	(billions)		(billions)
North America	1.1		1.4
South America	1.1		1.5
Indonesia	0.7		1.1
Total	2.9		4.0

Gold (recoverable ounces):	(millions)		(millions)
Indonesia	0.7		1.1
Other	0.1		0.1
Total	0.8		1.2

Molybdenum (million of recoverable pounds)	59	[a]	74	[a]

a.	Includes sales of molybdenum produced as a by-product at the North America and South America copper mines.

The achievement of FCX’s sales estimates will be dependent on the achievement of targeted mining rates and expansion plans, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for 2008 and assuming average prices of $2.15 per pound of copper, $800 per ounce of gold and $27 per pound of molybdenum for the fourth quarter of 2008, FCX’s consolidated operating cash flows would be in excess of $3.5 billion in 2008.  Each $0.20 per pound change in copper prices in the fourth quarter would impact 2008 operating cash flows by approximately $250 million.  FCX’s capital expenditures for 2008 are currently estimated to approximate $2.7 billion, including $800 million in fourth-quarter 2008.  In response to current economic conditions, FCX is taking steps to reduce capital spending and operating costs.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX is committed to maintaining a strong balance sheet.

FCX’s current annual common dividend is $2.00 per share.  Common dividends currently total approximately $755 million per year and preferred dividends total approximately $255 million per year.  During the third quarter of 2008, FCX purchased 6.3 million shares of its common stock for $500 million, an average of $79.15 per share.  As of October 20, 2008, 23.7 million shares remain available under the Board authorized open market share purchase program.  The timing of future purchases is dependent upon many factors including the company’s operating results, its cash flow and financial position, its future expansion plans, copper prices, the market price of the common shares and general economic and market conditions.  Because of recent financial market turmoil and sharp declines in commodity prices, FCX has not purchased any of its common shares since September 15, 2008, and does not anticipate purchasing shares of its common stock in the near term.  The Board will continue to review FCX’s financial policy on an ongoing basis.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, the impact of changes in deferred intercompany profits on earnings and timing of dividend payments and open market purchases of FCX common stock.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VIII, which is available on FCX’s web site, “www.fcx.com.”

A copy of this press release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about third-quarter 2008 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, November 14, 2008.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended September 30,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007		2008		2007
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	163	[a]	187	[a]	160	[a]	202	[a]
Bagdad (100%)	59		58		57		58
Sierrita (100%)	46		41		45		44
Chino (100%)	36		49		42		51
Safford (100%)	43		-		33		-
Tyrone (100%)	21		12		19		15
Miami (100%)	5		6		4		6
Tohono (100%)	-		1		1		-
Other (100%)	1		3		-		-
Total North America	374		357		361		376

South America
Cerro Verde (53.56%)	174		171		173		174
Candelaria/Ojos del Salado (80%)	128		118		122		118
El Abra (51%)	92		88		96		84
Total South America	394		377		391		376

Indonesia
Grasberg (90.64%)	256	[b]	177	[b]	264	[b]	197	[b]
Consolidated	1,024		911		1,016		949

Less minority participants’ share	176		163		176		164
Net	848		748		840		785

Consolidated sales from mines					1,016		949
Purchased copper					122		167
Total consolidated sales					1,138		1,116

Average realized price per pound					$3.14		$3.53	[c]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	4		3		6		4
South America (80%)	32		31		30		31
Indonesia (90.64%)	264	[b]	182	[b]	271	[b]	234	[b]
Consolidated	300		216		307		269

Less minority participants’ share	31		24		31		28
Net	269		192		276		241

Consolidated sales from mines					307		269
Purchased gold					-		2
Total consolidated sales					307		271

Average realized price per ounce					$869		$695

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	13		10		N/A		N/A
By-product – North America (100%)	7	[a]	8	[a]	N/A		N/A
By-product – Cerro Verde (53.56%)	1		-		N/A		N/A
Consolidated	21		18		19		16

Less minority participants’ share	-	[d]	-		-	[d]	-
Net	21		18		19		16

Consolidated sales from mines					19		16
Purchased molybdenum					2		2
Total consolidated sales					21		18

Average realized price per pound					$32.11		$27.89

a. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
b. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Includes reduction of $0.04 per pound for mark-to-market accounting adjustment on copper price protection program.
d. Amount rounds to less than 1 million.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Nine Months Ended September 30,
COPPER	Production				Sales
(millions of recoverable pounds)	2008		2007[a]		2008		2007[a]
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	464	[b]	528	[b]	478	[b]	534	[b]
Bagdad (100%)	165		151		164		151
Sierrita (100%)	136		113		132		121
Chino (100%)	127		134		139		137
Safford (100%)	89		-		66		-
Tyrone (100%)	52		36		49		40
Miami (100%)	14		15		14		19
Tohono (100%)	1		3		2		2
Other (100%)	3		13		3		12
Total North America	1,051		993	[c]	1,047		1,016	[c]

South America
Cerro Verde (53.56%)	519		425		522		419
Candelaria/Ojos del Salado (80%)	325		326		326		330
El Abra (51%)	272		271		274		271
Total South America	1,116		1,022	[c]	1,122		1,020	[c]

Indonesia
Grasberg (90.64%)	678	[d]	943	[d]	700	[d]	948	[d]
Consolidated	2,845		2,958		2,869		2,984

Less minority participants’ share	503		484		507		482
Net	2,342		2,474		2,362		2,502

Consolidated sales from mines					2,869		2,984
Purchased copper					423		524
Total consolidated sales					3,292		3,508

Average realized price per pound					$3.43		$3.32	[e]

GOLD
(thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	11		9		12		14
South America (80%)	83		83	[f]	83		84	[f]
Indonesia (90.64%)	731	[d]	2,051	[d]	757	[d]	2,061	[d]
Consolidated	825		2,143		852		2,159

Less minority participants’ share	85		209		87		210
Net	740		1,934		765		1,949

Consolidated sales from mines					852		2,159
Purchased gold					1		6
Total consolidated sales					853		2,165

Average realized price per ounce					$897		$667

MOLYBDENUM
(millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	33		30		N/A		N/A
By-product – North America (100%)	22	[b]	23	[b]	N/A		N/A
By-product – Cerro Verde (53.56%)	2		-		N/A		N/A
Consolidated	57		53	[g]	59		50	[g]

Less minority participants’ share	1		-		1		-
Net	56		53		58		50

Consolidated sales from mines					59		50
Purchased molybdenum					6		7
Total consolidated sales					65		57

Average realized price per pound					$31.78		$25.12

a. The nine-month 2007 data includes Phelps Dodge’s pre-acquisition results for comparative purposes only.
b. Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c. Includes North America copper production of 258 million pounds and sales of 283 million pounds and South America copper production of 259 million pounds and sales of 222 million pounds for Phelps Dodge’s pre-acquisition results.
d. Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
e. Includes reduction of $0.07 per pound for mark-to-market accounting adjustment on Phelps Dodge’s 2007 copper price protection program.
f. Includes gold production of 21 thousand ounces and sales of 18 thousand ounces for Phelps Dodge’s pre-acquisition results.
g. Includes molybdenum production of 14 million pounds and sales of 17 million pounds for Phelps Dodge’s pre-acquisition results.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007 [a]

100% North America Copper Mines Operating Data, Including Joint Venture Interest

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	1,067,000	797,600		1,100,300	739,800
Average copper ore grade (percent)	0.23	0.21		0.22	0.25
Copper production (millions of recoverable pounds)	251	246		683	722

Mill Operations
Ore milled (metric tons per day)	247,900	226,400		249,800	221,000
Average ore grades (percent):
Copper	0.40	0.36		0.40	0.34
Molybdenum	0.02	0.03		0.02	0.02
Copper recovery rate (percent)	83.5	86.4		83.1	85.4
Production (millions of recoverable pounds):
Copper	151	144		450	364
Molybdenum (by-product)	7	8		22	23

100% South America Copper Mines Operating Data

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	273,400	285,400		279,600	288,900
Average copper ore grade (percent)	0.45	0.45		0.44	0.42
Copper production (millions of recoverable pounds)	139	139		418	430

Mill Operations
Ore milled (metric tons per day)	189,800	181,400		179,300	163,700
Average ore grades (percent):
Copper	0.78	0.76		0.75	0.72
Molybdenum	0.02	0.02		0.02	0.01
Copper recovery rate (percent)	87.8	88.4		89.5	87.3
Production (millions of recoverable pounds):
Copper	255	238		698	592
Molybdenum	1	-	[b]	2	-	[b]

100% Indonesia Mining Operating Data, Including Joint Venture Interest

Ore milled (metric tons per day)	193,000	198,600		185,400	213,900

Average ore grades:
Copper (percent)	0.82	0.58		0.76	0.88
Gold (grams per metric ton)	0.61	0.70		0.59	1.47

Recovery rates (percent):
Copper	89.8	89.1		89.8	90.9
Gold	78.0	83.0		78.6	87.4

Production (recoverable):
Copper (millions of pounds)	274	194		725	984
Gold (thousands of ounces)	264	327		731	2,362

100% Molybdenum Operating Data

Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	27,800	22,300		26,500	24,000
Average molybdenum ore grade (percent)	0.25	0.25		0.23	0.23
Molybdenum production (millions of recoverable pounds)	13	10		33	30

a. Includes Phelps Dodge pre-acquisition results for comparative purposes only.
b. Amount rounds to less than 1 million.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2008		2007		2008		2007[a]
	(In Millions, Except Per Share Amounts)
Revenues	$4,616	[b]	$5,066	[b]	$15,729	[b]	$12,755	[b]
Cost of sales:
Production and delivery	2,874	[c]	2,662	[c]	8,316	[c]	6,105	[c]
Depreciation, depletion and amortization	442	[c]	356	[c]	1,322	[c]	846	[c]
Total cost of sales	3,316		3,018		9,638		6,951
Selling, general and administrative expenses	90		131		300	[d]	314
Exploration and research expenses	77		40		209		87
Total costs and expenses	3,483		3,189		10,147		7,352
Operating income	1,133		1,877		5,582		5,403
Interest expense, net	(139)[e]		(155)		(444)[e]		(386)
Losses on early extinguishment of debt	-		(36)		(6)		(171)
Gains on sales of assets	-		47	[f]	13	[f]	85	[f]
Other income and expense, net	(14)		48		(3)		110
Income from continuing operations before income taxes, minority interests
and equity in affiliated companies’ net earnings	980		1,781		5,142		5,041
Provision for income taxes	(240)		(653)		(1,627)		(1,875)
Minority interests in net income of consolidated subsidiaries	(155)		(307)		(748)		(728)
Equity in affiliated companies’ net earnings	2		5		16		17
Income from continuing operations	587		826		2,783		2,455
Income from discontinued operations, net of taxes	-		12	[g]	-		44	[g]
Net income	587		838		2,783		2,499
Preferred dividends	(64)		(63)		(191)		(144)
Net income applicable to common stock	$523		$775		$2,592		$2,355

Basic net income per share of common stock:
Continuing operations	$1.37		$2.00		$6.78		$7.06
Discontinued operations	-		0.03	[g]	-		0.13	[g]
Basic net income per share of common stock	$1.37		$2.03		$6.78		$7.19

Diluted net income per share of common stock:
Continuing operations	$1.31		$1.85		$6.20		$6.46
Discontinued operations	-		0.02	[g]	-		0.12	[g]
Diluted net income per share of common stock	$1.31	[h]	$1.87	[h]	$6.20	[h]	$6.58	[h]

Average common shares outstanding:
Basic	382	[i]	382	[i]	383	[i]	327	[i]
Diluted	447	[h]	447	[h]	449	[h]	380	[h]

Dividends declared per share of common stock	$0.50		$0.3125		$1.375		$0.9375

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.
Includes positive (negative) adjustments to prior period copper sales totaling $(282) million in third-quarter 2008, $(54) million in third-quarter 2007, $268 million in the 2008 nine-month period and $(42) million in the 2007 nine-month period.  In addition, charges for mark-to-market accounting adjustments on the 2007 copper price protection program totaled $44 million in third-quarter 2007 and $212 million in the 2007 nine-month period.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production costs by $28 million in third-quarter 2008, $290 million in third-quarter 2007, $112 million in the 2008 nine-month period and $655 million in the 2007 nine-month period, and increased depreciation, depletion and amortization by $238 million in third-quarter 2008, $155 million in third-quarter 2007, $675 million in the 2008 nine-month period and $369 million in the 2007 nine-month period.

d.
Includes reductions totaling approximately $40 million to adjust 2007 incentive compensation to actual cash and stock-based compensation awards approved by the Corporate Personnel Committee of FCX’s Board of Directors in January 2008.

e.
Includes net interest expense of $29 million in third-quarter 2008 and $70 million in the 2008 nine-month period primarily associated with accretion on the fair values (discounted cash flow basis) of environmental liabilities assumed in the acquisition of Phelps Dodge.

f.	Primarily represents gains on sales of other assets in the 2008 nine-month period and gains on sales of marketable equity securities in the 2007 periods.
g.	Relates to the operations of Phelps Dodge International Corporation (PDIC), which FCX sold on October 31, 2007.
h.
Reflects assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of dividends totaling $15 million in each of the quarters and $45 million in each of the nine-month periods. Also includes assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, reflecting exclusion of dividends totaling $49 million in third-quarter 2008, $48 million in third-quarter 2007, $146 million in the 2008 nine-month period and $99 million in the 2007 nine-month period.  The assumed conversions result in the inclusion of 63 million common shares in third-quarter 2008, 62 million common shares in third-quarter 2007, 63 million common shares in the 2008 nine-month period and 50 million common shares in the 2007 nine-month period.

i.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2008	2007
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,202	$1,626
Trade accounts receivable	1,236	1,099
Other accounts receivable	427	196
Product inventories and materials and supplies, net	2,520	2,178
Mill and leach stockpiles	910	707
Other current assets	153	97
Total current assets	6,448	5,903
Property, plant, equipment and development costs, net	26,482	25,715
Goodwill	6,048	6,105
Long-term mill and leach stockpiles	1,260	1,106
Trust assets	549	606
Intangible assets, net	447	472
Other assets	772	754
Total assets	$42,006	$40,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,739	$2,345
Current portion of reclamation and environmental liabilities	282	263
Accrued income taxes	261	420
Dividends payable	235	212
Current portion of long-term debt and short-term borrowings	23	31
Copper price protection program	-	598
Total current liabilities	3,540	3,869
Long-term debt, less current portion:
Senior notes	6,885	6,928
Project financing, equipment loans and other	301	252
Total long-term debt, less current portion	7,186	7,180
Deferred income taxes	6,757	7,300
Reclamation and environmental liabilities, less current portion	1,974	1,733
Other liabilities	1,093	1,106
Total liabilities	20,550	21,188
Minority interests in consolidated subsidiaries	1,429	1,239
Stockholders’ equity:
5½% Convertible Perpetual Preferred Stock	1,100	1,100
6¾% Mandatory Convertible Preferred Stock	2,875	2,875
Common stock	50	50
Capital in excess of par value	13,697	13,407
Retained earnings	5,666	3,601
Accumulated other comprehensive income	41	42
Common stock held in treasury	(3,402)	(2,841)
Total stockholders’ equity	20,027	18,234
Total liabilities and stockholders’ equity	$42,006	$40,661

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
	(In Millions)

Cash flow from operating activities:
Net income	$2,783	$2,499
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	1,322	864
Minority interests in net income of consolidated subsidiaries	748	738
Stock-based compensation	113	115
Charges for reclamation and environmental liabilities, including accretion	141	22
Unrealized losses on copper price protection program	-	212
Losses on early extinguishment of debt	6	171
Gain on sale of assets	(13)	(85)
Deferred income taxes	(347)	(279)
Increase in long-term mill and leach stockpiles	(154)	(23)
Increase in other long-term liabilities	78	64
Other, net	24	1
(Increases) decreases in working capital, excluding amounts
acquired from Phelps Dodge:
Accounts receivable	(198)	(299)
Inventories	(558)	358
Other current assets	(58)	-
Accounts payable and accrued liabilities	(152)	427
Accrued income taxes	(424)	215
Settlement of reclamation and environmental liabilities	(142)	(73)
Net cash provided by operating activities	3,169	4,927

Cash flow from investing activities:
North America capital expenditures	(648)	(601)
South America capital expenditures	(229)	(65)
Indonesia capital expenditures	(332)	(273)
Africa capital expenditures	(699)	(151)
Other capital expenditures	(21)	(48)
Acquisition of Phelps Dodge, net of cash acquired	(1)	(13,907)
Proceeds from the sales of assets and other, net	59	79
Net cash used in investing activities	(1,871)	(14,966)

Cash flow from financing activities:
Proceeds from term loans under bank credit facility	-	12,450
Repayments of term loans under bank credit facility	-	(10,900)
Net proceeds from sales of senior notes	-	5,880
Net proceeds from sale of common stock	-	2,816
Net proceeds from sale of 6¾% Mandatory Convertible Preferred Stock	-	2,803
Proceeds from other debt	183	412
Repayments of other debt	(198)	(752)
Purchases of FCX common stock	(500)	-
Cash dividends paid:
Common stock	(504)	(301)
Preferred stock	(191)	(112)
Minority interests	(714)	(440)
Net proceeds from (payments for) exercised stock options	22	(15)
Excess tax benefit from exercised stock options	25	9
Bank credit facilities fees and other, net	155	(250)
Net cash (used in) provided by financing activities	(1,722)	11,600

Cash included with assets held for sale	-	(91)
Net (decrease) increase in cash and cash equivalents	(424)	1,470
Cash and cash equivalents at beginning of year	1,626	907
Cash and cash equivalents at end of period	$1,202	$2,377

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRO FORMA FINANCIAL DATA (Unaudited)

The following pro forma information assumes that FCX acquired Phelps Dodge effective January 1, 2007. The most significant adjustments relate to the purchase accounting impacts on the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment using March 19, 2007, metal prices and assumptions (in millions, except per share data):

	Historical
		Phelps	Pro Forma	Pro Forma
Nine months ended September 30, 2007	FCX	Dodge[a]	Adjustments	Consolidated
Revenues	$12,755	$2,294	$90	$15,139	[b]
Operating income	$5,403	$793	$(131)	$6,065	[b,c]
Income from continuing operations before
income taxes, minority interests and equity
in affiliated companies’ net earnings	$5,041	$836	$(271)	$5,606	[b,c,d,e]
Net income from continuing operations
applicable to common stock	$2,311	$493	$(224)	$2,580	[b,c,d,e]
Diluted net income per share of common
stock from continuing operations	$6.46	N/A	N/A	$6.20	[b,c,d,e]
Diluted weighted-average shares of
common stock outstanding	380	N/A	N/A	447	[f,g]

a.
Represents the results of Phelps Dodge’s operations from January 1, 2007, through March 19, 2007. Beginning March 20, 2007, the results of Phelps Dodge’s operations are included in FCX’s consolidated financial statements.

Additionally, for comparative purposes, the historical Phelps Dodge financial information for the nine months ended September 30, 2007, represents results from continuing operations, and therefore, excludes the results of PDIC (i.e., discontinued operations).

b.
Includes charges to revenues for mark-to-market accounting adjustments on the copper price protection program totaling $232 million ($142 million to net income or $0.32 per share). Also includes pro forma credits for amortization of acquired intangible liabilities totaling $90 million ($55 million to net income or $0.12 per share).

c.
Includes charges associated with the impacts of the increases in the carrying values of acquired metal inventories (including mill and leach stockpiles) and property, plant and equipment, and also includes the amortization of intangible assets and liabilities resulting from the acquisition totaling $1.4 billion ($831 million to net income of $1.86 per share).

d.	Excludes net losses on early extinguishment of debt totaling $88 million ($69 million to net income or $0.15 per share) for financing transactions related to the acquisition of Phelps Dodge.

e.
Includes interest expense from the debt issued in connection with the acquisition of Phelps Dodge totaling $469 million ($366 million to net income or $0.82 per share). Also includes accretion on the fair value of environmental liabilities resulting from the acquisition totaling $72 million ($44 million to net income or $0.10 per share).

f.	Reflects assumed conversion of FCX’s 5½% Convertible Perpetual Preferred Stock. Also reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007.

g.	On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge. On March 28, 2007, FCX sold 47.15 million common shares. These shares are assumed to be outstanding.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations. In the co-product method presentations, costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, lower of cost or market adjustments, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. In addition, for comparative purposes, FCX has presented the calculation for the North America copper mines, South America copper mines and Henderson molybdenum mine for the nine month period ended September 30, 2007, on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also includes certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007. As the pre-acquisition results represent the results of the North America and South America copper mines and the Molybdenum operations under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or future operating results. Presentations under both the by-product and co-product methods are shown together with reconciliations to amounts reported in FCX’s consolidated financial statements and in FCX’s consolidated pro forma financial data for the nine months ended September 30, 2007 (see page VII).

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,236	$1,236	$231	$22		$1,489

Site production and delivery, before net noncash
and nonrecurring costs shown below	747	648	105	11		764
By-product credits[a]	(236)	-	-	-		-
Treatment charges	32	31	-	1		32
Net cash costs	543	679	105	12		796
Depreciation, depletion and amortization	188	167	19	2		188
Noncash and nonrecurring costs, net	33 [c]	31 [c]	1	1		33
Total costs	764	877	125	15		1,017
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(83)	(83)	-	-		(83)
Idle facility and other non-inventoriable costs	(16)	(15)	(1)	-		(16)
Gross profit	$373	$261	$105	$7		$373

Consolidated sales
Copper (in million pounds)	361	361
Molybdenum (in million pounds)			7

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.42	$3.42	$33.47

Site production and delivery, before net noncash
and nonrecurring costs shown below	2.07	1.79	15.30
By-product credits	(0.65)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.51	1.88	15.30
Depreciation, depletion and amortization	0.52	0.46	2.75
Noncash and nonrecurring costs, net	0.09 [c]	0.09 [c]	0.14
Total unit costs	2.12	2.43	18.19
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.23)	(0.23)	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	(0.03)
Gross profit per pound	$1.03	$0.72	$15.25

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,489	$764	$188
Net noncash and nonrecurring costs per above	N/A	33	N/A
Treatment charges per above	N/A	32	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	(83)	N/A	N/A
Eliminations and other	(4)	18	6
North America copper mines	1,402	847	194
South America copper mines	1,008	497	123
Indonesia mining	802	470	52
Molybdenum	683	417	52
Rod & Refining	1,485	1,478	2
Atlantic Copper Smelting & Refining	625	611	9
Corporate, other & eliminations	(1,389)	(1,446)	10
As reported in FCX’s consolidated financial
statements	$4,616	$2,874	$442

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Includes charges totaling $16 million ($0.04 per pound) for lower of cost or market inventory adjustments.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,307	$1,307	$245		$14		$1,566

Site production and delivery, before net noncash
and nonrecurring costs shown below	528	459	74		7		540
By-product credits[a]	(247)	-	-		-		-
Treatment charges	34	33	-		1		34
Net cash costs	315	492	74		8		574
Depreciation, depletion and amortization[c]	175	155	19		1		175
Noncash and nonrecurring costs, net[c]	166	161	2		3		166
Total costs	656	808	95		12		915
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(43)	(43)	-		-		(43)
Idle facility and other non-inventoriable costs	(8)	(9)	-		1		(8)
Gross profit	$600	$447	$150		$3		$600

Consolidated sales
Copper (in million pounds)	376	376
Molybdenum (in million pounds)			8

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.48	$3.48	$31.80

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.41	1.22	9.69
By-product credits	(0.66)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	0.84	1.31	9.69
Depreciation, depletion and amortization[c]	0.46	0.41	2.46
Noncash and nonrecurring costs, net[c]	0.44	0.43	0.22
Total unit costs	1.74	2.15	12.37
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.12)	(0.12)	-
Idle facility and other non-inventoriable costs	(0.02)	(0.02)	-
Gross profit per pound	$1.60	$1.19	$19.43

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,566	$540	$175
Net noncash and nonrecurring costs per above	N/A	166	N/A
Treatment charges per above	N/A	34	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging per above	(43)	N/A	N/A
Eliminations and other	3	47	3
North America copper mines	1,526	787	178
South America copper mines	1,368	455	94
Indonesia mining	837	351	43
Molybdenum	519	380	22
Rod & Refining	1,736	1,726	3
Atlantic Copper Smelting & Refining	688	674	8
Corporate, other & eliminations	(1,608)	(1,711)	8
As reported in FCX’s consolidated financial statements	$5,066	$2,662	$356

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008. Additionally, the inventory impacts on noncash and nonrecurring costs were mostly realized during 2007.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum [a]	Other	[b]	Total

Revenues, after adjustments shown below	$3,721	$3,721	$720	$59		$4,500

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,936	1,684	265	26		1,975
By-product credits[a]	(740)	-	-			-
Treatment charges	100	97	-	3		100
Net cash costs	1,296	1,781	265	29		2,075
Depreciation, depletion and amortization	551	490	56	5		551
Noncash and nonrecurring costs, net	83 [c]	79 [c]	3	1		83
Total costs	1,930	2,350	324	35		2,709
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(28)	(28)	-	-		(28)
Idle facility and other non-inventoriable costs	(43)	(42)	(1)	-		(43)
Gross profit	$1,720	$1,301	$395	$24		$1,720

Consolidated sales
Copper (in million pounds)	1,044	1,044
Molybdenum (in million pounds)			22

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.56	$3.56	$33.01

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.86	1.61	12.14
By-product credits	(0.71)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	1.24	1.70	12.14
Depreciation, depletion and amortization	0.53	0.47	2.57
Noncash and nonrecurring costs, net	0.08 [c]	0.08 [c]	0.15
Total unit costs	1.85	2.25	14.86
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.03)	(0.03)	-
Idle facility and other non-inventoriable costs	(0.04)	(0.04)	(0.03)
Gross profit per pound	$1.64	$1.24	$18.12

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$4,500	$1,975	$551
Net noncash and nonrecurring costs per above	N/A	83	N/A
Treatment charges per above	N/A	100	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	(28)	N/A	N/A
Eliminations and other	(3)	58	14
North America copper mines	4,469	2,216	565
South America copper mines	4,043	1,391	380
Indonesia mining	2,870	1,308	145
Molybdenum	2,117	1,298	160
Rod & Refining	4,856	4,831	5
Atlantic Copper Smelting & Refining	2,014	1,960	27
Corporate, other & eliminations	(4,640)	(4,688)	40
As reported in FCX’s consolidated financial
statements	$15,729	$8,316	$1,322

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Includes charges totaling $22 million ($0.02 per pound) for lower of cost or market inventory adjustments.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)[a]

Nine Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Molybdenum	[b]	Other	[c]	Total

Revenues, after adjustments shown below	$3,244	$3,244		$658		$43		$3,945

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,398	1,204		226		19		1,449
By-product credits[b]	(650)	-		-		-		-
Treatment charges	85	83		-		2		85
Net cash costs	833	1,287		226		21		1,534
Depreciation, depletion and amortization	475 [d]	404	[d]	68	[d]	3		475
Noncash and nonrecurring costs, net	400 [e]	372	[e]	13	[e]	15		400
Total costs	1,708	2,063		307		39		2,409
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(173)	(173)		-		-		(173)
Idle facility and other non-inventoriable costs	(26)	(26)		-		-		(26)
Gross profit	$1,337	$982		$351		$4		$1,337

Consolidated sales
Copper (in million pounds)	1,004	1,004
Molybdenum (in million pounds)				23

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.23	$3.23		$28.57

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.39	1.20		9.83
By-product credits[b]	(0.65)	-		-
Treatment charges	0.09	0.08		-
Unit net cash costs	0.83	1.28		9.83
Depreciation, depletion and amortization	0.47 [d]	0.40	[d]	2.96	[d]
Noncash and nonrecurring costs, net	0.39 [e]	0.37	[e]	0.54	[e]
Total unit costs	1.69	2.05		13.33
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.17)	(0.17)		-
Idle facility and other non-inventoriable costs	(0.03)	(0.03)		-
Gross profit per pound	$1.34	$0.98		$15.24

Reconciliation to Amounts Reported
				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$3,945	$1,449		$475
Net noncash and nonrecurring costs per above	N/A	400		N/A
Treatment charges per above	N/A	85		N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(173)	N/A		N/A
Eliminations and other	11,367	5,497		707
As reported in FCX’s pro forma consolidated
financial results	$15,139	$7,431		$1,182

a. For comparative purposes, the nine-month period ended September 30, 2007, has been presented on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also includes certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007 (refer to notes d and e below for further discussion of the pro forma adjustments). As the pre-acquisition results represent the results of the North America copper mines under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or of future operating results.

b. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
c. Includes gold and silver product revenues and production costs.
d. Includes pro forma adjustments of $116 million and $0.11 per pound for copper on a by-product basis, $95 million and $0.09 per pound for copper on a co-product basis and $21 million and $0.90 per pound for molybdenum on a co-product basis associated with the impact of increased carrying values for acquired property, plant and equipment at the North America copper mines.

e. Includes pro forma adjustments of $65 million and $0.06 per pound for copper on a by-product basis, $53 million and $0.05 per pound for copper on a co-product basis and $12 million and $0.50 per pound for molybdenum on a co-product basis associated with the impact of increased carrying values for acquired metal inventories at the North America copper mines.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,181	$1,181	$62		$1,243

Site production and delivery, before net noncash
and nonrecurring costs shown below	476	457	28		485
By-product credits	(58)	-	-		-
Treatment charges	36	36	-		36
Net cash costs	454	493	28		521
Depreciation, depletion and amortization	122	117	5		122
Noncash and nonrecurring costs, net	13	8	-		8
Total costs	589	618	33		651
Revenue adjustments, primarily for pricing
on prior period open sales	(198)	(198)	-		(198)
Other non-inventoriable costs	(5)	(4)	(1)		(5)
Gross profit	$389	$361	$28		$389

Consolidated copper sales (in million pounds)	391	391

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.02	$3.02

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.22	1.17
By-product credits	(0.15)	-
Treatment charges	0.09	0.09
Unit net cash costs	1.16	1.26
Depreciation, depletion and amortization	0.32	0.30
Noncash and nonrecurring costs, net	0.03	0.02
Total unit costs	1.51	1.58
Revenue adjustments, primarily for pricing
on prior period open sales	(0.51)	(0.51)
Other non-inventoriable costs	(0.01)	(0.01)
Gross profit per pound	$0.99	$0.92

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,243	$485	$122
Net noncash and nonrecurring costs per above	N/A	8	N/A
Less: Treatment charges per above	(36)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(198)	N/A	N/A
Purchased metal	26	23	N/A
Eliminations and other	(27)	(19)	1
South America copper mines	1,008	497	123
North America copper mines	1,402	847	194
Indonesia mining	802	470	52
Molybdenum	683	417	52
Rod & Refining	1,485	1,478	2
Atlantic Copper Smelting & Refining	625	611	9
Corporate, other & eliminations	(1,389)	(1,446)	10
As reported in FCX’s consolidated financial statements	$4,616	$2,874	$442

a. Includes gold, silver and molybdenum product revenues and production costs.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,361	$1,361	$36		$1,397

Site production and delivery, before net noncash
and nonrecurring costs shown below	369	359	15		374
By-product credits	(31)	-	-		-
Treatment charges	90	87	3		90
Net cash costs	428	446	18		464
Depreciation, depletion and amortization[b]	94	91	3		94
Noncash and nonrecurring costs, net[b]	77	79	(2)		77
Total costs	599	616	19		635
Revenue adjustments, primarily for pricing
on prior period open sales	41	41	-		41
Other non-inventoriable costs	(7)	(7)	-		(7)
Gross profit	$796	$779	$17		$796

Consolidated copper sales (in million pounds)	376	376

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.63	$3.63

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.98	0.95
By-product credits	(0.08)	-
Treatment charges	0.24	0.23
Unit net cash costs	1.14	1.18
Depreciation, depletion and amortization[b]	0.25	0.24
Noncash and nonrecurring costs, net[b]	0.21	0.21
Total unit costs	1.60	1.63
Revenue adjustments, primarily for pricing
on prior period open sales	0.10	0.10
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.11	$2.08

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,397	$374	$94
Net noncash and nonrecurring costs per above	N/A	77	N/A
Less: Treatment charges per above	(90)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	41	N/A	N/A
Purchased metal	43	43	N/A
Eliminations and other	(23)	(39)	-
South America copper mines	1,368	455	94
North America copper mines	1,526	787	178
Indonesia mining	837	351	43
Molybdenum	519	380	22
Rod & Refining	1,736	1,726	3
Atlantic Copper Smelting & Refining	688	674	8
Corporate, other & eliminations	(1,608)	(1,711)	8
As reported in FCX’s consolidated financial statements	$5,066	$2,662	$356

a. Includes gold and silver product revenues and production costs.
b. The estimated fair values of acquired inventory and property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-quarter 2008.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$3,794	$3,794	$167		$3,961

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,294	1,247	65		1,312
By-product credits	(154)	-	-		-
Treatment charges	180	180	-		180
Net cash costs	1,320	1,427	65		1,492
Depreciation, depletion and amortization	379	365	14		379
Noncash and nonrecurring costs, net	69	64	-		64
Total costs	1,768	1,856	79		1,935
Revenue adjustments, primarily for pricing
on prior period open sales	232	232	-		232
Other non-inventoriable costs	(24)	(22)	(2)		(24)
Gross profit	$2,234	$2,148	$86		$2,234

Consolidated copper sales (in million pounds)	1,122	1,122

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.38	$3.38

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.15	1.11
By-product credits	(0.13)	-
Treatment charges	0.16	0.16
Unit net cash costs	1.18	1.27
Depreciation, depletion and amortization	0.34	0.32
Noncash and nonrecurring costs, net	0.06	0.06
Total unit costs	1.58	1.65
Revenue adjustments, primarily for pricing
on prior period open sales	0.21	0.21
Other non-inventoriable costs	(0.02)	(0.03)
Gross profit per pound	$1.99	$1.91

Reconciliation to Amounts Reported
			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$3,961	$1,312	$379
Net noncash and nonrecurring costs per above	N/A	64	N/A
Less: Treatment charges per above	(180)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	232	N/A	N/A
Purchased metal	191	188	N/A
Eliminations and other	(161)	(173)	1
South America copper mines	4,043	1,391	380
North America copper mines	4,469	2,216	565
Indonesia mining	2,870	1,308	145
Molybdenum	2,117	1,298	160
Rod & Refining	4,856	4,831	5
Atlantic Copper Smelting & Refining	2,014	1,960	27
Corporate, other & eliminations	(4,640)	(4,688)	40
As reported in FCX’s consolidated financial statements	$15,729	$8,316	$1,322

a. Includes gold, silver and molybdenum product revenues and production costs.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)[a]

Nine Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Other [b]	Total

Revenues, after adjustments shown below	$3,544	$3,544		$86	$3,630

Site production and delivery, before net noncash
and nonrecurring costs shown below	903	877		34	911
By-product credits	(78)	-		-	-
Treatment charges	215	212		3	215
Net cash costs	1,040	1,089		37	1,126
Depreciation, depletion and amortization	347 [c]	338	[c]	9	347
Noncash and nonrecurring costs, net	146 [d]	147	[d]	(1)	146
Total costs	1,533	1,574		45	1,619
Revenue adjustments, primarily for pricing
on prior period open sales	16	17		(1)	16
Other non-inventoriable costs	(21)	(20)		(1)	(21)
Gross profit	$2,006	$1,967		$39	$2,006

Consolidated copper sales (in million pounds)	1,020	1,020

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.48	$3.48

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.89	0.86
By-product credits	(0.08)	-
Treatment charges	0.21	0.21
Unit net cash costs	1.02	1.07
Depreciation, depletion and amortization	0.34 [c]	0.33	[c]
Noncash and nonrecurring costs, net	0.14 [d]	0.14	[d]
Total unit costs	1.50	1.54
Revenue adjustments, primarily for pricing
on prior period open sales	0.01	0.01
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.97	$1.93

Reconciliation to Amounts Reported
				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$3,630	$911		$347
Net noncash and nonrecurring costs per above	N/A	146		N/A
Less: Treatment charges per above	(215)	N/A		N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	16	N/A		N/A
Purchased metal	191	191		N/A
Eliminations and other	11,517	6,183		835
As reported in FCX’s pro forma consolidated
financial results	$15,139	$7,431		$1,182

a. For comparative purposes, the nine-month period ended September 30, 2007, has been presented on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also includes certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007 (refer to notes c and d below for further discussion of the pro forma adjustments). As the pre-acquisition results represent the results of the South America copper mines under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or of future operating results.

b. Includes gold and silver product revenues and production costs.
c. Includes pro forma adjustments of $56 million and $0.05 per pound for copper on a by-product basis and $54 million and $0.05 per pound for copper on a co-product basis associated with the impact of increased carrying values for acquired property, plant and equipment at the South America copper mines.

d. Includes pro forma adjustments of $2 million and less than $0.01 per pound for copper on both a by-product and co-product basis associated with the impact of increased carrying values for acquired metal inventories at the South America copper mines

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$783	$783	$233	$11	$1,027

Site production and delivery, before net noncash
and nonrecurring costs shown below	466	355	106	5	466
Gold and silver credits	(244)	-	-	-	-
Treatment charges	63	48	14	1	63
Royalty on metals	32	24	8	-	32
Net cash costs	317	427	128	6	561
Depreciation and amortization	52	40	12	-	52
Noncash and nonrecurring costs, net	4	3	1	-	4
Total costs	373	470	141	6	617
Revenue adjustments, primarily for pricing on
prior period open sales	(130)	(130)	-	-	(130)
PT Smelting intercompany profit	10	8	2	-	10
Gross profit	$290	$191	$94	$5	$290

Consolidated sales
Copper (in million pounds)	264	264
Gold (in thousand ounces)			271
Silver (in thousand ounces)				812

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$2.94	$2.94	$870.08	$14.21

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.76	1.34	390.55	6.18
Gold and silver credits	(0.93)	-	-	-
Treatment charges	0.24	0.18	52.81	0.84
Royalty on metals	0.12	0.09	26.30	0.42
Unit net cash costs	1.19	1.61	469.66	7.44
Depreciation and amortization	0.20	0.15	44.45	0.70
Noncash and nonrecurring costs, net	0.02	0.02	3.70	0.06
Total unit costs	1.41	1.78	517.81	8.20
Revenue adjustments, primarily for pricing on
prior period open sales	(0.47)	(0.47)	(8.72)	(0.57)
PT Smelting intercompany profit	0.04	0.03	8.38	0.13
Gross profit per pound/ounce	$1.10	$0.72	$351.93	$5.57

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,027	$466	$52
Net noncash and nonrecurring costs per above	N/A	4	N/A
Less: Treatment charges per above	(63)	N/A	N/A
Royalty per above	(32)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(130)	N/A	N/A
Indonesia mining	802	470	52
North America copper mines	1,402	847	194
South America copper mines	1,008	497	123
Molybdenum	683	417	52
Rod & Refining	1,485	1,478	2
Atlantic Copper Smelting & Refining	625	611	9
Corporate, other & eliminations	(1,389)	(1,446)	10
As reported in FCX’s consolidated
financial statements	$4,616	$2,874	$442

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs (Credits)

Three Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$769	$769	$173	$5	$947

Site production and delivery, before net noncash
and nonrecurring costs shown below	347	282	63	2	347
Gold and silver credits	(178)	-	-	-	-
Treatment charges	67	55	12	-	67
Royalty on metals	20	16	4	-	20
Net cash costs	256	353	79	2	434
Depreciation and amortization	43	35	8	-	43
Noncash and nonrecurring costs, net	4	3	1	-	4
Total costs	303	391	88	2	481
Revenue adjustments, primarily for pricing on
prior period open sales	(23)	(23)	-	-	(23)
PT Smelting intercompany profit	47	38	9	-	47
Gross profit	$490	$393	$94	$3	$490

Consolidated sales
Copper (in million pounds)	197	197
Gold (in thousand ounces)			234
Silver (in thousand ounces)				427

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.63	$3.63	$694.95	$12.81

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.76	1.43	270.62	4.33
Gold and silver credits	(0.90)	-	-	-
Treatment charges	0.34	0.28	52.65	0.84
Royalty on metals	0.10	0.08	15.57	-
Unit net cash costs	1.30	1.79	338.84	5.17
Depreciation and amortization	0.22	0.17	33.13	0.53
Noncash and nonrecurring costs, net	0.02	0.02	3.75	0.06
Total unit costs	1.54	1.98	375.72	5.76
Revenue adjustments, primarily for pricing on
prior period open sales	0.16	0.16	43.81	(1.24)
PT Smelting intercompany profit	0.24	0.19	36.50	0.58
Gross profit per pound/ounce	$2.49	$2.00	$399.54	$6.39

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$947	$347	$43
Net noncash and nonrecurring costs per above	N/A	4	N/A
Less: Treatment charges per above	(67)	N/A	N/A
Royalty per above	(20)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(23)	N/A	N/A
Indonesia mining	837	351	43
North America copper mines	1,526	787	178
South America copper mines	1,368	455	94
Molybdenum	519	380	22
Rod & Refining	1,736	1,726	3
Atlantic Copper Smelting & Refining	688	674	8
Corporate, other & eliminations	(1,608)	(1,711)	8
As reported in FCX’s consolidated
financial statements	$5,066	$2,662	$356

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2008
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$2,344	$2,344	$686	$40	$3,070

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,285	981	287	17	1,285
Gold and silver credits	(726)	-	-	-	-
Treatment charges	195	149	44	2	195
Royalty on metals	87	67	19	1	87
Net cash costs	841	1,197	350	20	1,567
Depreciation and amortization	145	110	33	2	145
Noncash and nonrecurring costs, net	23	18	5	-	23
Total costs	1,009	1,325	388	22	1,735
Revenue adjustments, primarily for pricing on
prior period open sales	82	82	-	-	82
PT Smelting intercompany profit	5	4	1	-	5
Gross profit	$1,422	$1,105	$299	$18	$1,422

Consolidated sales
Copper (in million pounds)	700	700
Gold (in thousand ounces)			757
Silver (in thousand ounces)				2,413

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.33	$3.33	$897.19	$16.13

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.84	1.40	379.34	6.93
Gold and silver credits	(1.04)	-	-	-
Treatment charges	0.28	0.21	57.68	1.05
Royalty on metals	0.12	0.09	25.51	0.47
Unit net cash costs	1.20	1.70	462.53	8.45
Depreciation and amortization	0.21	0.16	42.89	0.78
Noncash and nonrecurring costs, net	0.03	0.03	6.85	0.13
Total unit costs	1.44	1.89	512.27	9.36
Revenue adjustments, primarily for pricing on
prior period open sales	0.13	0.13	9.05	0.43
PT Smelting intercompany profit	0.01	0.01	1.38	0.03
Gross profit per pound/ounce	$2.03	$1.58	$395.35	$7.23

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,070	$1,285	$145
Net noncash and nonrecurring costs per above	N/A	23	N/A
Less: Treatment charges per above	(195)	N/A	N/A
Royalty per above	(87)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	82	N/A	N/A
Indonesia mining	2,870	1,308	145
North America copper mines	4,469	2,216	565
South America copper mines	4,043	1,391	380
Molybdenum	2,117	1,298	160
Rod & Refining	4,856	4,831	5
Atlantic Copper Smelting & Refining	2,014	1,960	27
Corporate, other & eliminations	(4,640)	(4,688)	40
As reported in FCX’s consolidated
financial statements	$15,729	$8,316	$1,322

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$3,325	$3,325	$1,380	$41	$4,746

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,040	729	302	9	1,040
Gold and silver credits	(1,421)	-	-	-	-
Treatment charges	332	232	97	3	332
Royalty on metals	117	82	34	1	117
Net cash costs	68	1,043	433	13	1,489
Depreciation and amortization	158	111	46	1	158
Noncash and nonrecurring costs, net	24	17	7	-	24
Total costs	250	1,171	486	14	1,671
Revenue adjustments, primarily for pricing on
prior period open sales	11	11	-	-	11
PT Smelting intercompany profit	11	8	3	-	11
Gross profit	$3,097	$2,173	$897	$27	$3,097

Consolidated sales
Copper (in million pounds)	948	948
Gold (in thousand ounces)			2,061
Silver (in thousand ounces)				3,121

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, after adjustments shown below	$3.48	$3.48	$668.47	$13.04

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.10	0.77	146.73	2.86
Gold and silver credits	(1.50)	-	-	-
Treatment charges	0.35	0.24	46.84	0.91
Royalty on metals	0.12	0.09	16.55	0.32
Unit net cash costs	0.07	1.10	210.12	4.09
Depreciation and amortization	0.17	0.12	22.21	0.43
Noncash and nonrecurring costs, net	0.02	0.02	3.43	0.07
Total unit costs	0.26	1.24	235.76	4.59
Revenue adjustments, primarily for pricing on
prior period open sales	0.04	0.04	1.19	-
PT Smelting intercompany profit	0.01	0.01	1.56	0.03
Gross profit per pound/ounce	$3.27	$2.29	$435.46	$8.48

Reconciliation to Amounts Reported
		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$4,746	$1,040	$158
Net noncash and nonrecurring costs per above	N/A	24	N/A
Less: Treatment charges per above	(332)	N/A	N/A
Royalty per above	(117)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	11	N/A	N/A
Indonesia mining	4,308	1,064	158
North America copper mines	2,835	1,552	328
South America copper mines	2,869	874	258
Molybdenum	1,034	838	47
Rod & Refining	3,781	3,757	6
Atlantic Copper Smelting & Refining	1,761	1,709	27
Corporate, other & eliminations	(3,833)	(3,689)	22
As reported in FCX’s consolidated
financial statements	$12,755	$6,105	$846

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended
	September 30,
(In Millions)	2008	2007

Revenues, after adjustments shown below	$394	$278

Site production and delivery, before net noncash
and nonrecurring costs shown below	62	43
Net cash costs	62	43
Depreciation and amortization[a]	53	18
Noncash and nonrecurring costs, net	5	5
Total costs	120	66
Gross profit[b]	$274	$212

Consolidated molybdenum sales (in million pounds)	13	10

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$31.21	$28.22

Site production and delivery, before net noncash
and nonrecurring costs shown below	4.90	4.34
Unit net cash costs	4.90	4.34
Depreciation and amortization[a]	4.20	1.83
Noncash and nonrecurring costs, net	0.39	0.53
Total unit costs	9.49	6.70
Gross profit per pound	$21.72	$21.52

Reconciliation to Amounts Reported
(In Millions)		Production	Depreciation,
		and	Depletion and
Three Months Ended September 30, 2008	Revenues	Delivery	Amortization
Totals presented above	$394	$62	$53
Net noncash and nonrecurring costs	N/A	5	N/A
Henderson mine	394	67	53
Other molybdenum operations and eliminations[c]	289	350	(1)
Molybdenum	683	417	52
North America copper mines	1,402	847	194
South America copper mines	1,008	497	123
Indonesia mining	802	470	52
Rod & Refining	1,485	1,478	2
Atlantic Copper Smelting & Refining	625	611	9
Corporate, other & eliminations	(1,389)	(1,446)	10
As reported in FCX’s consolidated financial statements	$4,616	$2,874	$442

Three Months Ended September 30, 2007
Totals presented above	$278	$43	$18
Net noncash and nonrecurring costs	N/A	5	N/A
Henderson mine	278	48	18
Other molybdenum operations and eliminations[c]	241	332	4
Molybdenum	519	380	22
North America copper mines	1,526	787	178
South America copper mines	1,368	455	94
Indonesia mining	837	351	43
Rod & Refining	1,736	1,726	3
Atlantic Copper Smelting & Refining	688	674	8
Corporate, other & eliminations	(1,608)	(1,711)	8
As reported in FCX’s consolidated financial statements	$5,066	$2,662	$356

a. The estimated fair values of acquired property, plant and equipment were based on preliminary estimates during 2007, with adjustments made until such values were finalized in first-
quarter 2008.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.
c. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Nine Months Ended
	September 30,
(In Millions)	2008	2007
	(Actual)	(Pro Forma) [a]

Revenues, after adjustments shown below	$997	$741

Site production and delivery, before net noncash
and nonrecurring costs shown below	164	123
Net cash costs	164	123
Depreciation and amortization	139	116	[b]
Noncash and nonrecurring costs, net	6	8
Total costs	309	247
Gross profit[c]	$688	$494

Consolidated molybdenum sales (in million pounds)	33	30

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$30.32	$25.22

Site production and delivery, before net noncash
and nonrecurring costs shown below	4.99	4.20
Unit net cash costs	4.99	4.20
Depreciation and amortization	4.23	3.92	[b]
Noncash and nonrecurring costs, net	0.17	0.29
Total unit costs	9.39	8.41
Gross profit per pound	$20.93	$16.81

Reconciliation to Amounts Reported
(In Millions)		Production	Depreciation,
		and	Depletion and
Nine Months Ended September 30, 2008	Revenues	Delivery	Amortization
Totals presented above	$997	$164	$139
Net noncash and nonrecurring costs	N/A	6	N/A
Henderson mine	997	170	139
Other molybdenum operations and eliminations[d]	1,120	1,128	21
Molybdenum	2,117	1,298	160
North America copper mines	4,469	2,216	565
South America copper mines	4,043	1,391	380
Indonesia mining	2,870	1,308	145
Rod & Refining	4,856	4,831	5
Atlantic Copper Smelting & Refining	2,014	1,960	27
Corporate, other & eliminations	(4,640)	(4,688)	40
As reported in FCX’s consolidated financial statements	$15,729	$8,316	$1,322

Nine Months Ended September 30, 2007 (Pro Forma)[a]
Totals presented above	$741	$123	$116
Net noncash and nonrecurring costs	N/A	8	N/A
Eliminations and other	14,398	7,300	1,066
As reported in FCX’s pro forma consolidated
financial results	$15,139	$7,431	$1,182

a. For comparative purposes, the nine-month period ended September 30, 2007, has been presented on a pro forma basis, which combines FCX’s historical results with the Phelps Dodge pre-acquisition results for the period January 1, 2007, through March 19, 2007, and also includes certain pro forma adjustments, which assume the acquisition of Phelps Dodge was effective January 1, 2007 (refer to note b below for further discussion of the pro forma adjustments). As the pre-acquisition results represent the results of the Henderson operation under Phelps Dodge management, such results are not necessarily indicative of what past results would have been under FCX management or of future operating results.

b. Includes pro forma adjustments of $68 million ($2.30 per pound) associated with the impact of increased carrying values for acquired property, plant and equipment at the Henderson molybdenum mine.
c. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms. As a result, the actual gross profit realized will differ from the amounts reported in this table.

d. Primarily includes amounts associated with the molybdenum sales company, which is included in Molybdenum operations.

XXII

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s third-quarter 2008 income tax provision from continuing operations resulted from taxes on international operations ($268 million), partly offset by a benefit on U.S. operations ($28 million).  Because of the recent decline in copper prices and changes in PT Freeport Indonesia’s sales projections, FCX’s projected consolidated annual tax rate for 2008 has decreased from approximately 34 percent to approximately 32 percent. FCX’s third-quarter effective tax rate of approximately 24 percent reflects the cumulative impact of this reduced annual tax rate.

FCX’s income tax provision for the first nine months of 2008 included taxes on international operations ($1.4 billion) and U.S. taxes ($234 million). The difference between FCX’s consolidated effective income tax rate of approximately 32 percent for the first nine months of 2008 and the U.S. federal statutory rate of 35 percent was primarily attributable to a U.S. benefit for percentage depletion, partially offset by withholding taxes and incremental U.S. income tax accrued on foreign earnings.

FCX’s third-quarter 2007 income tax provision from continuing operations resulted from taxes on earnings at international operations ($584 million) and U.S. taxes ($69 million). FCX’s income tax provision for the first nine months of 2007 included taxes on international operations ($1.7 billion) and U.S. taxes ($161 million). The difference between FCX’s consolidated effective income tax rate of approximately 37 percent for the first nine months of 2007 and the U.S. federal statutory rate of 35 percent was primarily attributable to withholding taxes related to earnings from Indonesia and South America operations and a U.S. foreign tax credit limitation, partly offset by a U.S. benefit for percentage depletion.

A summary of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes for the first nine months of 2008 and 2007 follows (in millions, except percentages):

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
		Effective	Provision for		Effective	Provision for
	Income[a]	Tax Rate	Income Tax	Income[a]	Tax Rate	Income Tax
U.S.	$2,254	24%	$544	$1,076	32%	$339
South America	2,469	33%	800	2,006	34%	676
Indonesia	1,324	42%	558	2,947	43%	1,275
Eliminations and other	(56)	N/A	(15)	40	N/A	21
Purchase accounting adjustments	(849)	37%	(319)	(1,028)	37%	(386)
Annualized rate adjustment[b]	N/A	N/A	59	N/A	N/A	(50)
Consolidated FCX	$5,142	32%	$1,627	$5,041	37%	$1,875

a.	Represents income from continuing operations before income taxes, minority interests and equity in affiliated companies’ earnings.
b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has revised the presentation of the operating divisions to better reflect management’s view of the consolidated FCX operations, but did not change its reportable segments. For comparative purposes, FCX has also revised the business segments disclosures for the three-month and nine-month periods ending September 30, 2007, to conform with current period presentation.

FCX has organized its mining operations into four primary operating divisions – North America mines, South America mines, Indonesia mining and Molybdenum. Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis. Therefore, in accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” FCX concluded that its operating segments include individual mines. Operating segments that meet SFAS No. 131 thresholds are reportable segments. Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX has seven operating copper mines in North America – Morenci, Bagdad, Sierrita, Safford, Miami, Chino and Tyrone. The North America mines division includes the Morenci copper mine as a reportable segment. In addition to copper, the Morenci mine produces molybdenum concentrates as a by-product. Other North America mines include FCX’s other operating southwestern U.S. copper mines. In addition to copper, the Bagdad, Sierrita and Chino mines produce molybdenum, gold and silver.

South America Copper Mines.  FCX has four operating copper mines in South America – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile. The South America mines division includes the Cerro Verde copper mine as a reportable segment. In addition to copper, the Cerro Verde mine produces molybdenum. Other South America mines include FCX’s Chilean copper mines. In addition to copper, Candelaria and Ojos del Salado mines produce gold and silver.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg copper and gold mining operations.

Molybdenum. The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities. The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from the North America and South America copper mines that produce molybdenum as a by-product.

Rod & Refining. The Rod & Refining segment consists of copper conversion facilities, including a refinery, four rod mills and a specialty copper products facility. This segment processes copper produced at FCX’s North America mines and purchased copper into copper anode, cathode, rod and custom copper shapes. At times this segment refines copper and produces copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Other. Other includes the Miami smelter, which processes FCX’s North America copper concentrates and provides a significant source of sulfuric acid for the North America copper mines; and a sales company, which functions as an agent to purchase metals, primarily copper from the North America and South America mines, and sells to Atlantic Copper and third parties.

Intersegment Sales.  Intersegment sales by the North America, South America and Indonesia mines are based on similar arms-length transactions with third parties at the time of the sale. Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations. FCX allocates certain operating costs, expenses and capital to the operating divisions and individual segments. However, not all costs and expenses applicable to a mine or operation are allocated. All federal and state income taxes are recorded and managed at the corporate level with the exception of foreign income taxes, which are generally recorded and managed at the applicable mine or operation. In addition, most exploration and research activities are managed at the corporate level, and those costs are not allocated to the operating division or segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	North America Copper Mines			South America Copper Mines			Indonesia
											Atlantic
											Copper	Corporate,
		Other		Cerro	Other				Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended September 30, 2008	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$86	97	183	315	578	893	754	[a]	683	1,477	625	1	4,616
Intersegment	425	794	1,219	94	21	115	48		-	8	-	(1,390)	-
Production and delivery[b]	347	500	847	161	336	497	470		417	1,478	611	(1,446)	2,874
Depreciation, depletion and amortization[b]	81	113	194	42	81	123	52		52	2	9	10	442
Selling, general and administrative expenses	-	-	-	-	-	-	20		3	-	4	63	90
Exploration and research expenses	-	-	-	-	-	-	-		-	-	-	77	77
Operating income (loss)[b]	$83	278	361	206	182	388	260		211	5	1	(93)	1,133

Interest expense, net	$-	3	3	1	4	5	(1)		-	1	3	128	139
Provision for income taxes	$-	-	-	56	53	109	114		-	-	-	17	240
Goodwill at September 30, 2008	$1,912	2,299	4,211	763	366	1,129	-		703	-	-	5	6,048
Total assets at September 30, 2008	$7,130	12,222	19,352	4,933	4,350	9,283	4,121		4,181	493	856	3,720	42,006
Capital expenditures	$84	110	194	26	38	64	108		60	2	7	331	766

Three Months Ended September 30, 2007
Revenues:
Unaffiliated customers	$145	113	258	555	724	1,279	570	[a]	519	1,725	688	27	5,066
Intersegment	544	724	1,268	66	23	89	267		-	11	-	(1,635)	-
Production and delivery[b]	379	408	787	199	256	455	351		380	1,726	674	(1,711)	2,662
Depreciation, depletion and amortization[b]	92	86	178	41	53	94	43		22	3	8	8	356
Selling, general and administrative expenses	-	-	-	-	-	-	44		5	-	5	77	131
Exploration and research expenses	-	-	-	-	-	-	-		-	-	-	40	40
Operating income (loss)[b]	$218	343	561	381	438	819	399		112	7	1	(22)	1,877

Interest expense, net	$-	-	-	3	-	3	3		-	1	6	142	155
Provision for income taxes	$-	-	-	121	143	264	254		-	-	-	135	653
Total assets at September 30, 2007	$4,804	8,795	13,599	4,660	4,546	9,206	3,968		1,944	640	1,104	10,928 [c]	41,389
Capital expenditures	$81	153	234	13	16	29	98		8	2	10	85	466

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $376 million in third-quarter 2008 and $353 million in third-quarter 2007.
b. The following tables summarize the impact of purchase accounting fair value adjustments on operating income (loss) primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Three Months Ended September 30, 2008
Revenues	$-	-	-	2	-	2	N/A	1	-	N/A	-	3
Production and delivery	(4)	(8)	(12)	-	(8)	(8)	N/A	(7)	-	N/A	(1)	(28)
Depreciation, depletion and amortization	(57)	(69)	(126)	(22)	(53)	(75)	N/A	(39)	-	N/A	2	(238)
Reduction of operating income	$(61)	(77)	(138)	(20)	(61)	(81)	N/A	(45)	-	N/A	1	(263)

Three Months Ended September 30, 2007
Production and delivery	$(113)	(49)	(162)	(42)	(35)	(77)	N/A	(38)	-	N/A	(13)	(290)
Depreciation, depletion and amortization	(57)	(48)	(105)	(22)	(18)	(40)	N/A	(10)	-	N/A	-	(155)
Reduction of operating income	$(170)	(97)	(267)	(64)	(53)	(117)	N/A	(48)	-	N/A	(13)	(445)

c. Includes preliminary goodwill of $4.4 billion, which had not been allocated to reporting units at September 30, 2007, and also includes assets of $1.2 billion associated with discontinued operations.

XXV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	North America Copper Mines			South America Copper Mines			Indonesia
											Atlantic
											Copper	Corporate,
		Other		Cerro	Other				Molyb-	Rod &	Smelting	Other &	FCX
Nine Months Ended September 30, 2008	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$343	314	657	1,572	2,078	3,650	2,452	[a]	2,117	4,832	2,014	7	15,729
Intersegment	1,391	2,421	3,812	275	118	393	418		-	24	-	(4,647)	-
Production and delivery[b]	929	1,287	2,216	530	861	1,391	1,308		1,298	4,831	1,960	(4,688)	8,316
Depreciation, depletion and amortization[b]	242	323	565	131	249	380	145		160	5	27	40	1,322
Selling, general and administrative expenses	-	-	-	-	-	-	104		14	-	18	164	300
Exploration and research expenses	-	-	-	-	-	-	-		1	-	-	208	209
Operating income (loss)[b]	$563	1,125	1,688	1,186	1,086	2,272	1,313		644	20	9	(364)	5,582

Interest expense, net	$2	8	10	2	2	4	2		-	3	9	416	444
Provision for income taxes	$-	-	-	383	334	717	558		-	-	-	352	1,627
Capital expenditures	$244	254	498	88	141	229	332		104	6	19	741	1,929

Nine Months Ended September 30, 2007
Revenues:
Unaffiliated customers	$181	141	322	861	1,658	2,519	3,317	[a]	1,034	3,757	1,761	45	12,755
Intersegment	1,080	1,433	2,513	333	17	350	991		-	24	-	(3,878)	-
Production and delivery[b]	720	832	1,552	343	531	874	1,064		838	3,757	1,709	(3,689)	6,105
Depreciation, depletion and amortization[b]	166	162	328	85	173	258	158		47	6	27	22	846
Selling, general and administrative expenses	-	-	-	-	-	-	133		9	-	15	157	314
Exploration and research expenses	-	-	-	-	-	-	-		1	-	-	86	87
Operating income (loss)[b]	$375	580	955	766	971	1,737	2,953		139	18	10	(409)	5,403

Interest expense, net	$-	-	-	7	(1)	6	10		-	3	20	347	386
Provision for income taxes	$-	-	-	266	319	585	1,275		-	-	-	15	1,875
Capital expenditures	$156	413	569	31	34	65	273		21	4	31	175	1,138

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.2 billion for the nine months ended September 30, 2008, and $1.6 billion for the nine months ended September 30,
2007.
b. The following tables summarize the impact of purchase accounting fair value adjustments on operating income primarily associated with the impacts of the increase in the carrying value of Phelps Dodge’s metals inventories (including mill and leach stockpiles) and property, plant and equipment:

Nine Months Ended September 30, 2008
Revenues	$-	-	-	8	1	9	N/A		(3)	-	N/A	-	6
Production and delivery	(33)	(6)	(39)	(5)	(26)	(31)	N/A		(18)	-	N/A	(24)	(112)
Depreciation, depletion and amortization	(155)	(193)	(348)	(66)	(150)	(216)	N/A		(118)	-	N/A	7	(675)
Reduction of operating income	$(188)	(199)	(387)	(63)	(175)	(238)	N/A		(139)	-	N/A	(17)	(781)

Nine Months Ended September 30, 2007
Production and delivery	$(196)	(124)	(320)	(62)	(80)	(142)	N/A	(119)	-	N/A	(74)	(655)
Depreciation, depletion and amortization	(121)	(95)	(216)	(42)	(89)	(131)	N/A	(22)	-	N/A	-	(369)
Reduction of operating income	$(317)	(219)	(536)	(104)	(169)	(273)	N/A	(141)	-	N/A	(74)	(1,024)

XXVI